Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. INCREASES DIVIDEND BY 25.0 PERCENT

ATLANTA, GEORGIA, January 26, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced that the Board of Directors approved a 25.0% increase in the Company’s quarterly cash dividend. The increased regular quarterly cash dividend of $0.10 per share will be payable March 10, 2016 to stockholders of record at the close of business February 10, 2016. This marks the fourteenth consecutive year the Board has increased its dividend a minimum of 12% or greater.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.